Exhibit 16.1

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 Rockville Pike, Suite 800
                            Rockville, Maryland 20852



December 6, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished a copy of the response to Item 4 of Form 8-K/A for the event that occurred on December 6, 2001, filed by our former client, Dynamic Reality, Inc. We agree with the statements made in response to the Item as they relate to our Firm.


Very truly yours,

 /s/ Simon Krowitz Bolin & Associates, P.A.

Simon Krowitz Bolin & Associates, P.A.